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                           EXHIBIT 5.1

                         April 14, 1997

Unison Software, Inc.
5101 Patrick Henry Drive
Santa Clara, California  95054

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 14, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,200,000 shares of your Common Stock reserved for issuance under the 1995 Stock Option Plan (the "Plan") and
(ii) 242,640 shares of your Common Stock reserved for issuance under the Executive Stock Option Agreement, as amended (the "Agreement"). The 1,200,000 shares of Common Stock reserved under the Plan and the 242,640 shares reserved under the Agreement are referred to collectively hereinafter as the "Shares." As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan and under the Agreement.

     It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan and in the manner referred to in the Agreement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Sincerely,

                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation



                              /s/ WILSON, SONSINI, GOODRICH & ROSATI